Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated this 13th day of August, 2007, is by and between Hypercom U.S.A., Inc., located at 2851 West Kathleen Road, Phoenix, Arizona 85053 (“Hypercom”) and O.B. Rawls IV (“Consultant”) whereby Hypercom hereby retains Consultant to furnish services pursuant to the terms and conditions set forth below.

1. Term. This Agreement shall be effective as of the date first written above and shall continue in effect through November 9, 2007 or, as mutually agreed by the parties, for the duration of any specific statement of work (“SOW”) issued by Hypercom that is hereby incorporated by reference and made an integral part of this Agreement (“Term”).

2. Services. Consultant hereby agrees to perform the services described herein or in the relevant SOW issued by Hypercom (“Services”). All Services shall be performed to Hypercom’s satisfaction. In the event any Services are not performed to Hypercom’s reasonable satisfaction, Consultant agrees to promptly perform the Services to Hypercom’s reasonable satisfaction at no additional cost to Hypercom. All Services must be performed by Consultant without the right to use subcontractors or any other third party without the prior written consent of Hypercom. In the event Hypercom consents, in its sole and absolute discretion, to the use of any person or entity to assist Consultant with Services: (a) such person or entity shall agree to be bound by the terms of Hypercom’s standard non-disclosure agreement prior to the performance of any Services; and (b) Consultant will remove and/or replace any such person or entity immediately upon Hypercom’s request for any reason whatsoever. Consultant shall perform all Services under the supervision of and shall report directly to the following “Project Supervisor(s)”: Philippe Tartavull.

3. Invoices and Fees. The fees are described in the relevant SOW (“Fees”). Consultant agrees to deliver an invoice to the Project Supervisor within ten (10) days after the last day of each month during the Term or as otherwise directed by the Project Supervisor. Each invoice must contain a description of: (a) the Fees earned; (b) the hours worked during the relevant monthly period; (c) Services performed, including a progress report and the percent of completion (if applicable); and (d) any travel and related expenses for which reimbursement is permitted hereunder. Hypercom shall pay Consultant within thirty (30) days of receiving a correct and undisputed invoice from Consultant for Services performed during the preceding month. In addition to the Fees, Hypercom will reimburse Consultant for Project Supervisor pre-approved travel and related expenses that comply with Hypercom’s standard corporate policies. All taxes, dues, fees, duties and charges imposed on Consultant in connection with the Services and the compensation therefor shall be borne by Consultant, and all payments are subject to applicable withholding requirements. Further, as of the date first written above, Hypercom will pay for three (3) months of COBRA health coverage for Consultant.

4. Independent Contractor Status. It is expressly agreed and understood that Consultant will be performing Services under this Agreement as an independent contractor for Hypercom. Nothing contained herein shall be construed as creating any agency, employment relationship, partnership, principal-agent or other form of joint enterprise between the parties. Consultant shall not represent it, its employees, representatives, or subcontractors as agents, employees, partners or joint venturers of Hypercom, and may not obligate Hypercom or otherwise cause Hypercom to be liable under any contract or agreement express or implied.

5. Limitation of Liability. Hypercom’s entire aggregate liability hereunder shall be limited to payment to Consultant of the Fees paid pursuant to this Agreement. All liability to any other person providing Services under this Agreement or related to providing such Services, including but not limited to, payment of wages or other compensation, withholding and payment of taxes and similar charges related to such wages or other compensation, and Worker’s Compensation, shall be Consultant’s sole responsibility. The foregoing sentence shall not imply the right for Consultant to use any other person or entity in the performance of Services. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT, (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. Indemnification. Consultant shall assume liability for any losses and damages suffered by Hypercom arising out of or related to Services, and will defend and hold Hypercom harmless from any claims or demands that may be asserted against Hypercom except to the extent that such claim, loss, or damage was caused by the gross negligence or willful misconduct of Hypercom, its agents or employees.

7. Assignment of Developments. In consideration of Consultant’s work in any capacity for Hypercom and of the Fees paid for such Services, the parties agree as follows:

a. Consultant will promptly and fully communicate to Hypercom all inventions, discoveries, concepts, and ideas whether or not patentable or copyrightable, including but not limited to, hardware and apparatus, processes and methods, formulas, designs, computer programs and techniques, as well as improvements thereof and knowledge related thereto, (hereinafter collectively referred to as “Developments”) conceived or completed, or reduced to practice (whether solely by Consultant or jointly with others) during the term of the Agreement and within one (1) year after the end of its association with Hypercom that: (i) are related to work Consultant performs with regard to the present or prospective business, work, research, developments or investigations of Hypercom; (ii) result from any work Consultant performs with the use of any equipment, facilities, materials or personnel of Hypercom; (iii) result from or are suggested or inspired by any work that Consultant may do for or on behalf of Hypercom; or (iv) result directly from Consultant’s access to any of Hypercom’s memoranda, notes, records, drawings, sketches, models, customer lists, research or laboratory results, data, formulae, specifications, inventions, processes, equipment or the like (collectively referred to as “Hypercom Materials”).

b. Consultant will assign, and does hereby assign, to Hypercom or Hypercom’s designee, Consultant’s entire right, title and interest to all such Developments and all copyrights, trade secrets rights and mask work rights in such Developments and any patent applications filed and patents granted thereon including, but not limited to, those in foreign countries and, both during Consultant’s work with Hypercom and thereafter, to execute any patent papers covering such Developments as well as any papers that Hypercom may consider necessary or helpful in obtaining or maintaining Hypercom’s ownership rights in said Developments in order to secure for Hypercom patent, copyright or other protection.

c. Consultant shall retain all right, title and interest, in and to any various pre-existing development tools, routines, subroutines, libraries, algorithms, software engines, source code, object code, and other programs, data and materials, and any modifications, enhancements or derivative works thereto, and all applicable intellectual property rights therein, including without limitation, copyrights, patents, trade secrets, trademarks and moral rights, used by Consultant in performing the Services and portions of which may be incorporated into the Developments (“Background Technology”). Consultant agrees to list any Background Technology and any applicable third-party licenses to be used for any Services in an applicable SOW or Exhibit. To the extent it lawfully may, Consultant hereby grants to Hypercom a nonexclusive, perpetual, irrevocable, worldwide, fully paid license, with the right to sublicense, to make, have made, sell, offer to sell, import, use, modify, create derivative works, perform, display, execute, distribute (including through multiple tiers) and reproduce the Background Technology solely as incorporated into the Developments.

8. Assignment of Copyright Materials. All original materials Consultant may develop (alone or jointly with others) under this Agreement, including but not limited to, computer programs, listings, design specifications, flow charts and documentation are to be considered “works made for hire” under the United States copyright laws and are the sole and exclusive property of Hypercom. In the event any of the developed materials are determined by a court of competent jurisdiction not to be “works made for hire” under the United States copyright laws, this Agreement shall operate as an irrevocable assignment by Consultant to Hypercom of the copyright in the developed materials including all rights thereunder.

9. Conflicts. Consultant acknowledges that there are no currently existing ideas, processes, inventions, discoveries, marketing or business ideas or improvements that Consultant desires to exclude from the operation of this Agreement except as set forth in Exhibit A attached hereto. The absence of an Exhibit A herefrom constitutes Consultant’s representation that no such exclusions exist. To the best of Consultant’s knowledge, there is no other contract to assign inventions, trademarks or service marks, ideas, processes, or discoveries that is now in existence between Consultant and any other person (including any business or governmental entity) except as set forth in Exhibit B attached hereto. The absence of an Exhibit B herefrom constitutes Consultant’s representation that no such contracts or obligations exist.

10. Confidentiality Obligations of Consultant. Consultant acknowledges that in rendering Services to Hypercom, Consultant will receive information that Hypercom regards as confidential (“Confidential Information”). Confidential Information incorporates information or material that is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (a) information or material that relates to inventions, technological developments, “know-how,” purchasing, accounting, merchandising, or licensing; (b) trade secrets as defined in the Restatement of Torts; (c) software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data, and customer information; and (d) any information of the type described above that Hypercom treats as proprietary or designates as confidential, whether or not owned or developed by Hypercom. Consultant agrees to receive and hold Confidential Information and information relating to Hypercom rights in Developments in confidence (whether or not conceived, originated, discovered or developed in whole or part by Consultant) and with no less than a commercially reasonable degree of care, to not disclose Confidential Information to any person or entity not a party to this Agreement, and to not use any Confidential Information for the benefit of Consultant or any third party. Consultant agrees to pay any and all damages (including attorney’s fees) sustained by Hypercom due to the unauthorized disclosure or use of any Confidential Information or information relating to Hypercom rights in Developments by Consultant. Consultant’s obligations under this Section 10 shall continue with respect to each item of Confidential Information and each item of information relating to Hypercom rights in Developments until Hypercom publishes said item or until said item becomes public and acknowledged by Hypercom by a means other than a breach of this Agreement by Consultant. This Section is not intended to replace or supersede any non-disclosure or confidentiality agreement between Hypercom and Consultant concerning treatment of confidential information, but rather, is intended to be an addition or supplement to any such agreement that may already exist between the parties.

11. Non-Solicitation. To protect Hypercom rights in Confidential Information and any other proprietary property of Hypercom, Consultant agrees not to directly or indirectly encourage nor seek to influence any employee of Hypercom to quit or leave Hypercom’s employment nor to commence employment with Consultant or any third party during the Term and for an additional one (1) year following termination or expiration thereof.

12. Equitable Relief. Consultant hereby acknowledges that a breach by Consultant of any of the provisions of this Agreement relating to Confidential Information, Hypercom proprietary information, or non-solicitation will cause Hypercom irreparable injury and damage for which remedies at law would be inadequate. Therefore, Consultant hereby agrees that Hypercom shall be entitled to seek injunctive and/or other equitable relief to prevent a breach or threatened breach of this Agreement, or any part of it, and to secure its performance.

13. Termination.

a. This Agreement may be terminated: (i) immediately upon any attempt by Consultant to assign, delegate, sublicense, or otherwise transfer this Agreement or its rights, except as provided for herein; (ii) immediately upon any breach by Consultant of any confidentiality or proprietary information provisions of this Agreement, including but not limited to, Consultant’s attempt to reverse engineer, decompile, disassemble, decrypt, modify or make unauthorized copies of any Hypercom intellectual property; (iii) upon seven (7) days prior written notice for Consultant’s failure to perform the Services in a satisfactory manner, in Hypercom’s sole and absolute discretion; or (iv) immediately if Consultant terminates or suspends its business, files a petition for bankruptcy or is subject to an involuntary insolvency proceeding, makes an assignment for the benefit of its creditors, or a trustee, receiver or similar authority is appointed for Consultant’s business or to take control of a majority of Consultant’s assets. All SOWs will terminate immediately upon termination of this Agreement.

b. Upon termination or expiration of this Agreement, Consultant shall promptly: (i) furnish to Hypercom a report summarizing the Services completed and the status of any work in progress; and (ii) comply with any provisions of this Agreement regarding the return of Confidential Information, Developments, and Hypercom Materials. Upon Consultant’s full compliance with (b)(i) and (b)(ii) above, Consultant shall be paid for all Services rendered up until and related Fees owed as of the effective date of termination, in accordance with this Agreement.

14. Return of Materials. Consultant shall deliver to Hypercom promptly upon request, or on the date of termination of work, any and all records, documents, copies thereof and any other Hypercom Materials in Consultant’s possession pertaining to Hypercom’s business, including, but not limited to, equipment, Confidential Information or Developments. Consultant shall continue thereafter to promptly return to Hypercom any of the above mentioned materials and all copies thereof pertaining to Hypercom’s business or originating with Hypercom that come into Consultant’s possession.

15. Improper Payments. Consultant represents and warrants that it has not agreed to, nor will it, make any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything of value, to any (a) to any director, officer, employee, agent or other representative of the Company in connection with this Agreement, nor has any such payment or agreement for payment been requested or solicited by any such director, officer, employee, agent or other representative; or (b) official, any political party or official thereof or any candidate for political office, or any other person to influence or reward action or inaction respecting this Agreement or to seek an improper advantage (“Improper Payments”). Consultant further represents and warrants its employees, agents or authorized representatives have not made any such Improper Payments. Consultant hereby acknowledges that it understands that any Improper Payments would violate the Company’s firm and undeviating policy, and that this representation and warranty constitutes a material inducement upon which the Company is relying in entering into and performing this Agreement.

16. Representation and Warranties.

a. Quality of Services. Consultant represents and warrants that the Services shall at all times: (i) be of merchantable quality, of good material and workmanship, and free of defect in design, material, or workmanship (and with respect to services, performed in a professional and workmanlike manner); (ii) conform in all respects to the warranties set forth in this Agreement; and (iii) be fit for the purposes for which Services of that type are ordinarily used. In the event that Consultant is in breach of the warranties in this Section, it shall, within ten (10) business days after Hypercom’s notice of breach: (A) redeliver or re-perform the Services or the non-conforming items, at Consultant’s own expense: or (B) if (A) is not practicable as determined by the parties in their reasonable discretion, refund the entire purchase price, plus shipping and other charges.

b. Requisite Authority. Both parties have the necessary authority to enter into this Agreement and is not subject to any agreement or other constraint that would prohibit or restrict the other party’s right or ability to enter into, or carry out, its obligations hereunder.

c. Time is of the Essence. Time is of the essence in connection with consultant’s performance and delivery of the Services and other deliverables and such performance will be made in accordance with any applicable performance delivery schedules in a SOW.

d. Third-Party Rights. Consultant’s performance of the Services does not violate any third-party rights in any patent, trademark, copyright, trade secret, or similar intellectual property right.

17. General Provisions.

a. Entire Agreement. Any SOW or Exhibit(s) attached hereto, along with any applicable non-disclosure agreement, are hereby incorporated into and form a part of this Agreement. This Agreement constitutes the entire agreement between Hypercom and Consultant with respect to the subject matter of this Agreement, superseding all drafts, all prior or contemporaneous agreements, and all promises or representations, written or oral. To the extent the terms and conditions of this Agreement conflict with the terms and conditions of an applicable SOW or Exhibit, the terms and conditions of this Agreement shall control. Each party agrees that use of pre-printed forms, such as invoices, purchase orders or acknowledgements, is for convenience only and all terms and conditions stated thereon are void and of no effect. In a legal action brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the other all costs and reasonable attorneys’ fees so incurred. Those provisions of this Agreement that, by their nature, are meant to survive any termination of this Agreement will so survive. Notwithstanding the foregoing, the Consultant acknowledges and agrees that this Agreement does not, under any circumstances, amend, modify or otherwise act as a waiver of any Consultant obligations as a former Hypercom employee or of any agreements Consultant executed with Hypercom associated with such employment or termination thereof. Further, Consultant acknowledges and agrees that Hypercom has entered into this Agreement in consideration of Consultant’s waiver and release of any and all claims of any kind Consultant may have as a result of Consultant’s employment with Hypercom.

b. Captions. The section captions in this Agreement are for convenience of reference only, and shall not affect the interpretation of the body of the contract.

c. Modification. This Agreement may be modified only by written instrument signed by an authorized representative of the party against which enforcement is sought, that makes reference to the specific section it purports to amend. Any party’s standard form that purports to govern acquisition of Services ordered pursuant to this Agreement shall be ineffective to modify this Agreement and shall not be binding upon either party to the extent it is inconsistent with this Agreement.

d. Waiver. The non-enforcement of any provision of this Agreement, or failure to insist on strict compliance with any of the terms, covenants or conditions hereof, shall not be deemed a waiver of any right granted under this Agreement; nor shall any waiver of any right granted hereunder on one occasion be deemed a waiver at any other time.

e. Severability. In the event that any clause of this Agreement is found by a court validly asserting jurisdiction to be unenforceable, that clause will be considered void to the extent it is contrary to the applicable law, but such a finding shall not affect the validity of any other clause of the Agreement, and the rest of the Agreement shall remain in full force and effect.

f. Governing Law. This Agreement shall be governed by the laws of the State of Arizona without regards to its conflicts of laws principles. Notwithstanding the preceding sentence, Hypercom may bring an action in any jurisdiction or forum provided such action is solely to enjoin the actual or anticipated wrongful disclosure of any Confidential Information, and the jurisdiction and forum is that in which the wrongful disclosure has or is anticipated to occur.

g. Third-Party Beneficiaries. This Agreement inures to the benefit of Hypercom’s affiliates, subsidiaries, and successors-in-interest, all of which shall have the right to issue SOWs and receive Services under the same terms and conditions as Hypercom; submission of an SOW referring to this Agreement shall constitute a binding agreement by such Hypercom affiliate.

h. Notices. Every notice required or contemplated by this Agreement shall be in writing. Notices shall be deemed received (i) when delivered personally; (ii) when sent by confirmed facsimile (followed by the actual document in air mail/air courier); or (iii) one (1) business day after deposit with a commercial express courier specifying next day delivery (or, for international courier packages, two (2) business days after deposit with a commercial express courier specifying two-day delivery) with written verification of receipt. All notices will be sent to the addresses set forth in this Agreement or to such other address as may be designated by written notice.

i. Notice of Labor Disputes. Whenever an actual or potential labor dispute is delaying or threatens to delay any timely performance of a SOW, Consultant shall immediately give notice thereof to Hypercom. Such notice shall include all relevant information with respect to such dispute.

j. Records and Audit. For any Services purchased under this Agreement, Consultant shall maintain complete and accurate books and records of the amounts charged to Hypercom in connection with such items. Consultant shall retain such records for two (2) years after delivery of such items and shall make such records available to Hypercom or its third-party auditor, during normal business hours upon reasonable advance written notice.

k. Execution by Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties duly authorized representatives have executed this Agreement as of the date first written above.

O.B. Rawls IV		Hypercom U.S.A., Inc.
By:	/s/ O.B. Rawls IV	By:	/s/ William Keiper

Name: William Keiper
Title: CEO